Exhibit 3.1

to Current Report on Form 8-K

of The Greenbrier Companies, Inc.

Filed with the Securities and Exchange Commission

On March 28, 2022

The first sentence of Article III, Section 1 of the Bylaws shall be amended effective as of March 28, 2022 by replacing the word “ten” with the word “eleven” such that the first sentence reads in its entirety as follows:

“The number of Directors which shall constitute the whole of the Board of Directors shall be fixed at no less than three and no more than eleven.”